Exhibit 99.1

        Global Payment Technologies Announces Fiscal 2004 Fourth-Quarter
                              and Year-End Results

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Nov. 23, 2004--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2004 fourth-quarter and year-end results.

                    Summary of Financial Highlights
            (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                   Three Months Ended 9/30    Twelve Months Ended 9/30
----------------------------------------------------------------------
                  2004      2003     Change     2004     2003   Change
----------------------------------------------------------------------
Net Sales        $7,260    $5,696       27%   $24,381   $26,076   (7%)
----------------------------------------------------------------------
Net Income                           greater
 (Loss)            $117  ($3,852)*  than 100% ($1,690) ($5,677)*   70%
----------------------------------------------------------------------
Net Income (Loss)
 Per Share
    Basic         $0.02    ($0.70)    $0.72    ($0.30)  ($1.02) $0.72
    Diluted       $0.02    ($0.70)    $0.72    ($0.30)  ($1.02) $0.72
----------------------------------------------------------------------
*Net loss for the three months and twelve months ended September 30, 2003 includes a $2,569,000 charge to earnings for the establishment of a full tax valuation reserve against the Company's deferred income tax asset.

    Thomas McNeill, GPT Vice-President and CFO, stated, "We are pleased to announce that after two years of losses we have achieved our goal to return to profitability. For the quarter ended September 30, 2004, net income was $117,000, or $.02 per share, as compared with a net loss of ($3,852,000), or ($.70) per share, in the prior year period. In addition, our steady progress this year is best highlighted by the Company's sequential improvement in net (loss) income for each fiscal quarter of 2004 in the amount of ($988,000), ($711,000), ($108,000) and $117,000, respectively.
    "Net sales for the quarter ended September 30, 2004 increased 27% to $7.3 million, as compared with the same prior year period, primarily the result of $706,000 increased sales of Aurora to the vending and gaming markets, as well as $702,000 increased sales of the Company's Argus related products to its Australian affiliate. While sales of Aurora were negatively impacted by a reduction of sales to the tobacco vending industry as a result of significant German cigarette tax increases, the Company more than offset this reduction of approximately $740,000 with increased Aurora sales in other parts of the world, principally the Russian gaming market. Gross profit increased to $1,832,000, or 25.2% of sales this quarter, as compared with $425,000, or 7.5% of sales in the same year ago period. This increase in gross profit as a percentage of sales was primarily the result of a reduction in the provision for inventory obsolescence of $565,000 as a result of the Company's provision required in the fourth quarter of 2003 for the discontinuance of its generation I and II products. In addition we achieved overall improvements in purchasing, as well as manufacturing efficiencies associated with a 27% sales increase, while at the same time indirect costs were reduced by $200,000 due to cost reduction initiatives completed in December 2003. Operating expenses decreased to $1,599,000 this quarter, as compared with $2,915,000 in the year ago period, primarily due to the Company's cost reduction initiatives completed in December 2003. Further, in the fourth quarter of 2003, the Company's amortization and full write down of its smartcard intangible asset was $345,000, as compared with none this quarter. Equity in income of unconsolidated affiliates decreased to $10,000 this quarter as compared with $289,000 in the prior year period, primarily due to an increased deferral of the Company's share of the gross profit on intercompany sales that have been recognized by GPT's affiliates. While inventory at GPT's affiliates has decreased as compared with the year ago period, the increased deferral of $260,000 was the result of the Company's improvement in gross profit percentage. The change in the Company's effective tax rate was primarily the result of providing a full valuation allowance against its deferred income tax assets, commencing with the quarter ended September 30, 2003 in the amount of $2,569,000 as compared with no tax benefit provided in fiscal 2004. For the quarter ended September 30, 2004 interest expense increased to $144,000 as compared with $36,000 in the year ago period."
    Tom Oliveri, GPT's President and CEO stated, "We are extremely pleased with the progress achieved this quarter and for the year. With one of our short term goals to return to profitability accomplished, we are continuing to focus our efforts to deliver positive earnings on a consistent basis and increasing shareholder value. This starts with solid products, namely Argus and Aurora which represented most of our fiscal 2004 sales. We have also successfully achieved substantial Aurora sales into the unregulated gaming market and look forward to our newest products, Advantage and SA-4 to potentially provide the Company additional flexibility in meeting our customers' global needs."
    Mr. McNeill continued, "For the fiscal year ended September 30, 2004, net sales decreased 6.5% to $24.4 million, as compared with the prior year period. This decrease was primarily due to lower sales of the Company's gaming products to its Australian affiliate offset, in part, by a $1.7 million increase in sales of the Company's Aurora product to the vending and gaming markets and a $637,000 increase in sales to the South African gaming market. Gross profit increased to $5,342,000, or 21.9% of sales, as compared with $4,127,000, or 15.8%
of sales in the same year ago period. This improvement in margin is the result of a lower inventory provision of $610,000, as previously mentioned above, a $485,000 reduction of indirect costs, as well as improvements in margin on all its products, in particular Aurora, which in fiscal 2003 had significant startup costs. Operating expenses decreased to $6,857,000 as compared with $9,758,000 in the prior year period, primarily the result of the Company's completion of its cost reduction initiatives in December 2003 and the amortization and writedown of the Company's smartcard intangible asset previously mentioned above. Equity in income of unconsolidated affiliates decreased to $108,000 this year as compared with $676,000 in the prior year period, primarily due to a $390,000 increased deferral in the Company's share of the gross profit on intercompany sales that have been recognized by GPT's affiliates, as well as $198,000 in reduced profits at the Company's Australian affiliate. As noted above, the change in the Company's annual effective tax rate was primarily the result of the Company providing a full valuation allowance against its deferred income tax assets commencing with the quarter ended September 30, 2003 in the amount of $2,569,000.
    "During fiscal 2004 we have achieved many substantial improvements in our results, which include: three consecutive quarters of increased revenue from $4.3 million, to $5.7 million, to $7.1 million to $7.3 million, and four sequential quarters of reduced net losses culminating in net income of $117,000 this quarter. Our increased revenue has assisted us in our efforts to improve our gross profit percentage to 25.2% in the quarter ended September 30, 2004, as compared with 23.6%, 17.9% and 18.8% in the quarters ended June and March 2004 and December 2003, respectively. In addition, as a result of all our efforts, including increased sales, we have not only achieved our second positive sequential quarterly EBITDA in the amount of $619,000, as compared to $431,000 for the quarter ended June 30, 2004, but we have also achieved EBITDA of $92,000 for the year ended September 30, 2004.
    "With respect to our financial condition, on March 16, 2004 we substantially improved our financial position by completing the Company's $4 million convertible debt facility. As of September 30, 2004 GPT had $2,175,000 of convertible notes outstanding, comprised of a $1,425,000 term note and a $750,000 Minimum Borrowing Note. Further, no amounts were outstanding on its $1,750,000 Revolving Note. With respect to our cash position, we ended the year with a record high $3.5 million, which compares to $1.2 million at September 30, 2003. As a result of the Company's cash position and its credit facility, we believe the Company has sufficient resources to pay its obligations as they come due and should allow it to continue to fund its operations for the next twelve months, including its planned product development."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; the potential replacement or renewal of its existing credit facility; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


                   GLOBAL PAYMENT TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)


                                                     9/30/04   9/30/03
                                                    ------------------
      ASSETS
      ------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                           $3,453   $1,220
  ACCOUNTS RECEIVABLE, net                             4,165    6,283
  INVENTORY                                            2,573    3,499
  PREPAID EXPENSES AND OTHER CURRENT ASSETS              404       64
  INCOME TAXES RECEIVABLE                                115      211
                                                    ------------------

     TOTAL CURRENT ASSETS                             10,710   11,277

PROPERTY AND EQUIPMENT, net                            2,134    2,617
INVESTMENTS IN UNCONSOLIDATED AFFILIATES               1,811    1,722
CAPITALIZED SOFTWARE COSTS                             1,612    2,159
                                                    ------------------

     TOTAL ASSETS                                    $16,267  $17,775
                                                    ==================


      LIABILITIES AND SHAREHOLDERS' EQUITY
      ------------------------------------

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                    $2,273   $2,424
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES       1,280    1,881
  CURRENT PORTION OF LONG-TERM DEBT, NET OF DISCOUNT     253        -
  BANK DEBT                                                -    1,793
                                                    ------------------

     TOTAL CURRENT LIABILITIES                         3,806    6,098
                                                    ------------------

  LONG-TERM DEBT, NET OF DISCOUNT                      1,354        -

                                                    ------------------
     TOTAL LIABILITIES                                 5,160    6,098
                                                    ------------------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                             59       58
 ADDITIONAL PAID-IN CAPITAL                           10,800    9,843
 RETAINED EARNINGS                                     1,283    2,973
 ACCUMULATED OTHER COMPREHENSIVE INCOME                  464      302
                                                    ------------------
                                                      12,606   13,176
LESS: TREASURY STOCK                                  (1,499)  (1,499)
                                                    ------------------

TOTAL SHAREHOLDERS' EQUITY                            11,107   11,677
                                                    ------------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $16,267  $17,775
                                                    ==================

                   GLOBAL PAYMENT TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN OOOs EXCEPT SHARE AND PER SHARE DATA)

                                (unaudited)
                                -----------
                             THREE MONTHS ENDED         YEAR ENDED
                               SEPTEMBER 30,           SEPTEMBER 30,

                                 2004      2003        2004      2003
                                 ----      -----       ----      ----


NET SALES                      $7,260    $5,696     $24,381   $26,076

GROSS PROFIT                    1,832       425       5,342     4,127

OPERATING EXPENSES              1,599     2,915       6,857     9,758
                            --------------------  --------------------
INCOME (LOSS) FROM
 OPERATIONS                       233    (2,490)     (1,515)   (5,631)
                            --------------------  --------------------

OTHER (EXPENSE) INCOME:
 EQUITY IN INCOME OF
   UNCONSOLIDATED AFFILIATES
   (1) (2)                         10       289         108       676
 GAIN ON SALE OF INVESTMENT
   IN UNCONSOLIDATED
   AFFILIATE                        -         -          78         -
 INTEREST EXPENSE, NET           (144)      (36)       (368)     (248)
                            --------------------  --------------------
TOTAL OTHER (EXPENSE) INCOME     (134)      253        (182)      428
                            --------------------  --------------------

INCOME (LOSS) BEFORE
  (BENEFIT FROM) PROVISION
  FOR INCOME TAXES                 99    (2,237)     (1,697)   (5,203)

(BENEFIT FROM) PROVISION FOR
  INCOME TAXES (3)                (18)    1,615          (7)      474
                            --------------------  --------------------

NET INCOME (LOSS)                 117    (3,852)     (1,690)   (5,677)
                            ====================  ====================

PER SHARE INFORMATION:
   BASIC                        $0.02    ($0.70)     ($0.30)   ($1.02)
                            ====================  ====================
   DILUTED (4)                  $0.02    ($0.70)     ($0.30)   ($1.02)
                            ====================  ====================

COMMON SHARES USED IN
 COMPUTING
PER SHARE AMOUNTS:
   BASIC                    5,601,766 5,550,516   5,577,825 5,545,015
                            ====================  ====================
   DILUTED (4)              5,629,403 5,550,516   5,577,825 5,545,015
                            ====================  ====================

(1) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003,
    INCLUDES ($220,000) AND $40,000 RESPECTIVELY, WHICH REPRESENTS THE (DEFERRAL) RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT (HAVE NOT) HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES. FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003, INCLUDES ($165,000) AND $225,000, RESPECTIVELY, RELATED TO THE ABOVE MENTIONED RECOGNIZED GROSS PROFIT.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES WAS $230,000 AND $249,000 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003, RESPECTIVELY, AND FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 WAS $273,000 AND $451,000, RESPECTIVELY.

(3) FOR THE THREE MONTHS AND TWELVE MONTHS ENDED SEPTEMBER 30,
    2003 INCLUDES A $2,569,000 CHARGE TO EARNINGS FOR THE
    ESTABLISHMENT OF A FULL TAX VALUATION RESERVE AGAINST THE
    COMPANY'S DEFERRED INCOME TAX ASSET.

(4) FOR THE THREE-MONTHS AND TWELVE-MONTHS ENDED SEPTEMBER 30,
    2003 AND THE TWELVE-MONTHS ENDED SEPTEMBER 30, 2004 THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.

    CONTACT: PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             Global Payment Technologies, Inc.
             Thomas McNeill, 631-231-1177 ext. 273